Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600

CAPITAL SENIOR LIVING CORPORATION

REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS;

FOURTH QUARTER CFFO INCREASES 50% TO $0.31 PER SHARE

DALLAS – (BUSINESS WIRE) –March 7, 2012 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the fourth quarter and full year 2011. Company highlights for the fourth quarter and full year include:

Fourth Quarter Highlights

•

Adjusted Cash From Facility Operations (“CFFO”) was $8.4 million, or $0.31 per share in the fourth quarter of 2011, an increase of 50.3%, or $0.10 per share from the fourth quarter of 2010. Adjusted CFFO would have been $6.6 million, or $0.24 per share in the fourth quarter of 2011 without tax savings resulting from bonus depreciation described below.

•

Adjusted EBITDAR increased 21.6% to $25.4 million in the fourth quarter of 2011, an increase of $4.5 million from the fourth quarter of 2010. EBITDAR margin improved to 35.7% from 34.9% in the fourth quarter of the prior year.

•	Revenue increased 18.8% to $71.2 million in the fourth quarter of 2011, an increase of $11.2 million from the fourth quarter of 2010.

•	Average monthly rent increased 5.5% to $2,908 per occupied unit in the fourth quarter of 2011, an increase of $152 per occupied unit from the fourth quarter of 2010.

•

Consolidated average occupancy was 85.6% in the fourth quarter of 2011, a 50 basis point increase from the fourth quarter of 2010 with approximately 1,200 additional consolidated units in the current period. Sequentially, consolidated average occupancy was up 90 basis points from the third quarter of 2011.

•	The Company completed the acquisition of three senior living communities for a combined purchase price of $30 million.

•	Subsequent to the end of the fourth quarter, the Company completed the acquisition of an additional senior living community for a purchase price of approximately $7 million.

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Full Year Highlights

•

Adjusted CFFO was $25.1 million, or $0.93 per share in 2011, an increase of 46.5% or $0.29 per share from 2010. Adjusted CFFO would have been $23.3 million, or $0.86 per share in 2011 without tax savings resulting from bonus depreciation described below.

•	Adjusted EBITDAR increased 34.6% to $92.3 million in 2011, an increase of $23.7 million from 2010. EBITDAR margin improved to 35.0% from 32.4% in the prior year.

•	Revenue increased 24.3% to $263.5 million in 2011, an increase of $51.6 million from 2010.

•

Sold partnership interests in the four Spring Meadows communities to Health Care REIT (“HCN”) in a $141.0 million transaction, resulting in sales proceeds, including incentive distributions, of approximately $17.0 million and incremental annual CFFO of approximately $0.03 per share from leasing the communities from HCN upon closing the sale.

•

Completed the purchase of seven high quality senior living communities for a combined purchase price of $83.4 million. These seven communities are expected to generate incremental annual CFFO of approximately $0.13 per share.

“We are very pleased to report continued occupancy growth and strong results from the implementation of our strategic plan that is focused on operations, marketing and accretive growth to enhance shareholder value,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Successful execution of this plan yielded strong results for 2011. Year-over-year revenue increased 24% while EBITDAR grew nearly 35%. Average monthly rents ended the year 5.5% higher than the year before and EBITDAR margin improved 2.6 percentage points to 35% for 2011. CFFO in the fourth quarter of 2011 of $0.31 per share was 50% higher than the fourth quarter of 2010. We differentiate Capital Senior Living as the value leader in providing quality seniors housing and care at reasonable prices. We are well positioned, as a substantially all private-pay business in an industry that benefits from need-driven demand and limited new supply. These fundamentals are further enhanced by our robust acquisition program that increases our ownership of high-quality senior living communities in geographically concentrated regions, generating meaningful increases in CFFO, earnings, and net asset value.”

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Recent Investment Activity

•

In the fourth quarter, the Company completed the acquisition of three senior living communities for a combined purchase price of approximately $30 million. Two of these communities are in South Carolina and one is in North Carolina, enhancing the Company’s geographic concentration in these states. Highlights of this transaction include:

•	Additional CFFO of $1.4 million, or $0.05 per share.

•	Incremental earnings of $0.7 million, or $0.03 per share.

•	Increases annual revenue by $8.0 million.

•	Average occupancy 92%.

•	Average monthly rents are approximately $2,900.

These three communities were financed with approximately $22 million of 10-year fixed rate debt that is non-recourse to the Company with an interest rate of 4.92%.

•

Subsequent to the end of the fourth quarter, the Company completed the acquisition of a senior living community in Texas for a purchase price of approximately $7 million. Highlights of this transaction include:

•	Additional CFFO of $0.4 million, or $0.02 per share.

•	Incremental earnings of $0.2 million, or $0.01 per share.

•	Increases annual revenue by $2.5 million.

•	Average occupancy 96%.

•	Average monthly rents are approximately $2,700.

This community was financed with approximately $5.3 million of 10-year fixed rate debt that is non-recourse to the Company with an interest rate of 4.38%.

•

The Company has completed due diligence on five additional high-quality senior living communities in Texas and Indiana. Subject to customary closing conditions, the Company expects to acquire these five additional communities later this month for a combined purchase price of approximately $49.0 million. These communities are projected to increase annual CFFO by approximately $0.09 per share.

•

The Company is conducting due diligence on additional transactions consisting of high-quality senior living communities in regions with existing extensive operations. Subject to completion of due diligence and customary closing conditions, the Company expects to acquire additional communities in the second quarter of 2012.

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Quarterly Financial Results

For the fourth quarter of 2011, the Company reported revenue of $71.2 million, compared to revenue of $59.9 million in the fourth quarter of 2010. Resident and healthcare revenue increased from the fourth quarter of the prior year by approximately $13.1 million, or 23.2%, largely as a result of converting the four Spring Meadows communities previously owned in joint ventures to leased communities and the acquisition of seven communities in the second half of 2011. The number of consolidated communities increased from 70 in the fourth quarter of 2010 to 81 in the fourth quarter of 2011.

Average monthly rent was $2,908 per occupied unit in the fourth quarter of 2011, an increase of $152, or 5.5%, over the fourth quarter of 2010. Financial occupancy of the consolidated portfolio averaged 85.6% in the fourth quarter of 2011, 90 basis points higher than the third quarter of 2011 and 50 basis points higher than the fourth quarter of 2010.

As a percentage of resident and healthcare revenue, operating expenses were 59.5% in the fourth quarter of 2011 compared to 59.7% in the fourth quarter of 2010, an improvement of 20 basis points. Operating expenses for the fourth quarter of 2011 were $41.5 million, an increase of $7.7 million from the fourth quarter of 2010, primarily due to 11 additional communities now being consolidated.

General and administrative expenses as a percentage of revenues under management were 4.3% for the quarter, excluding transaction costs associated with the Company’s acquisition program. Transaction costs for the quarter were approximately $0.5 million.

Adjusted EBITDAR for the fourth quarter of 2011 was approximately $25.4 million, an increase of $4.5 million, or 21.6% from the fourth quarter of 2010. Adjusted EBITDAR margin was 35.7% for the period, an improvement of 80 basis points from the fourth quarter of 2010.

Adjusted net income for the fourth quarter of 2011 was $2.0 million, or $0.08 per share, excluding non-recurring or non-economic items reconciled on the final page of this release. This figure matches the adjusted net income of $2.0 million, or $.08 per share reported in the fourth quarter of 2010.

Adjusted CFFO was $8.4 million, or $0.31 per share in the fourth quarter of 2011. Adjusted CFFO exceeded the fourth quarter of 2010 by $2.8 million, or $0.10 per share. In the most recent quarter, the Company benefited from approximately $4.0 million of bonus depreciation pursuant to The Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act. The tax savings resulting from this bonus depreciation was approximately $1.8 million. Without this tax benefit, CFFO in the fourth quarter of 2011 would have been approximately $6.6 million, or $0.24 per share, an increase of 18.4% versus the fourth quarter of 2010.

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Annual Financial Results

The Company reported 2011 revenue of $263.5 million compared to revenue of $211.9 million in 2010. Resident and healthcare revenue increased $59.6 million, or 30.3% from the prior year.

Operating expenses for 2011 were $154.0 million, or 60.0% of resident and healthcare revenue. Operating margins improved 70 basis points from the prior year.

General and administrative expenses in 2011 were $13.2 million, approximately $1.7 million higher than in 2010. Of the $1.7 million increase, approximately $1.0 million was due to transaction costs associated with the Company’s acquisitions. Excluding transaction costs in both years, general and administrative expenses increased 5.4% in 2011 on revenue growth of 24.3%. General and administrative expenses as a percentage of revenues under management improved from 4.8% in 2010 to 4.4% in 2011.

Adjusted EBITDAR was $92.3 million in 2011 compared to $68.6 million in 2010. Adjusted EBITDAR margin of 35.0% in 2011 improved 2.6 percentage points from the prior year. The Company earned adjusted net income of $6.9 million, or $0.25 per share in 2011, compared to adjusted net income of $4.7 million, or $0.17 per share in 2010. CFFO was $25.1 million, or $0.93 per share in 2011, an increase of $8.0 million, or $0.29 per share from 2010. Without the tax savings resulting from the bonus depreciation, CFFO in 2011 would have been approximately $23.3 million, or $0.86 per share.

Operating Activities

At communities under management, excluding one community that had a recent conversion, same-community revenue in the fourth quarter of 2011 increased 2.9% versus the fourth quarter of 2010. Same-community expenses increased 2.2% and net income increased 3.8% from the fourth quarter of the prior year.

Same-community occupancies were 50 basis points higher than the fourth quarter of 2010 and 50 basis points higher than the third quarter of 2011. Same-store occupancy in the fourth quarter reflected occupancy gains in independent living exceeding those in higher levels of care, resulting in average rents 2.3% higher than the fourth quarter of 2010 and 0.3% lower than last quarter.

Capital expenditures for the fourth quarter of 2011 were approximately $3.3 million, representing $2.0 million of investment spending and $1.3 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures equaled approximately $600 per unit.

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Balance Sheet

The Company ended 2011 with $31.4 million of cash and cash equivalents, including restricted cash. During the year, approximately $24.3 million of cash was invested as equity in the acquisition of seven senior living communities. As of December 31, 2011, the Company financed its 32 owned communities with mortgages totaling $229.3 million at fixed interest rates averaging 5.8%. The Company has no mortgage maturities before the third quarter of 2015.

The Company is about to complete supplemental financing of $5.6 million on communities with mortgages maturing in June of 2017. Interest on these borrowings is at a fixed rate of 4.47%. Additional supplemental financing of approximately $20.0 million is expected to close in the second quarter of 2012 on similar terms. Cash on hand, cash flow from operations and these supplemental financings are expected to be sufficient for working capital, prudent reserves and equity to fund the Company’s 2012 acquisition program. Furthermore, the Company has the ability to pursue additional supplemental financing in the future to fund further acquisitions.

Q4 2011 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s fourth quarter and full year 2011 financial results. The call will be held on Thursday, March 8, 2012 at 11:00 a.m. Eastern Time. The call-in number is 913-312-1469, confirmation code 9403823. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting March 8, 2012 at 2:00 p.m. Eastern Time, until March 17, 2012 at 2:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 9403823. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. The Company currently operates 85 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 12,000 residents.

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Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, adjusted EBITDAR margin, Adjusted CFFO, Adjusted CFFO per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$22,283	$31,248
Restricted cash	9,102	6,334
Accounts receivable, net	4,526	3,777
Accounts receivable from affiliates	708	911
Federal and state income taxes receivable	5,438	3,962
Deferred taxes	1,479	1,290
Property tax and insurance deposits	11,395	11,059
Prepaid expenses and other	6,068	4,896

Total current assets	60,999	63,477
Property and equipment, net	365,459	295,449
Deferred taxes	5,782	3,478
Investments in unconsolidated joint ventures	1,070	2,224
Other assets, net	29,016	18,153

Total assets	$462,326	$382,781

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,297	$1,951
Accounts payable to affiliates	314	—
Accrued expenses	19,086	16,125
Current portion of notes payable	8,196	5,645
Current portion of deferred income	8,740	7,242
Current portion of capital lease obligations	50	135
Customer deposits	1,530	1,299

Total current liabilities	40,213	32,397
Deferred income	26,175	14,493
Capital lease obligations, net of current portion	31	83
Other long-term liabilities	1,826	1,959
Notes payable, net of current portion	224,940	170,026
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 27,699 and 27,083 in 2011 and 2010, respectively	280	274
Additional paid-in capital	135,301	133,014
Retained earnings	34,494	31,469
Treasury stock, at cost – 350 shares in 2011 and 2010	(934)	(934)

Total shareholders’ equity	169,141	163,823

Total liabilities and shareholders’ equity	$462,326	$382,781

See accompanying notes to consolidated financial statements.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenues:
Resident and health care revenue	$69,811	$56,683	$256,584	$196,936
Unaffiliated management services revenue	—	6	—	60
Affiliated management services revenue	145	419	883	2,044
Community reimbursement revenue	1,196	2,800	6,035	12,889

Total revenues	71,152	59,908	263,502	211,929
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	41,545	33,849	154,042	119,614
General and administrative expenses	3,641	2,534	13,198	11,535
Facility lease expense	13,466	11,036	52,233	34,253
Stock-based compensation expense	477	136	1,497	919
Provision for bad debts	70	35	287	174
Depreciation and amortization	6,383	3,543	18,299	14,030
Community reimbursement expense	1,196	2,800	6,035	12,889

Total expenses	66,778	53,933	245,591	193,414

Income from operations	4,374	5,975	17,911	18,515
Other income(expense):
Interest income	20	16	102	48
Interest expense	(3,471)	(2,802)	(11,900)	(11,242)
(Loss)Gain on disposition of assets, net	(10)	—	171	—
Gain on settlement of debt	—	—	—	684
Equity in (losses)earnings of unconsolidated joint ventures	(141)	(338)	(760)	(330)

Income before provision for income taxes	772	2,851	5,524	7,675
Provision for income taxes	(426)	(1,261)	(2,499)	(3,421)

Net income	$346	$1,590	$3,025	$4,254

Per share data:
Basic net income per share	$0.01	$0.06	$0.11	$0.16

Diluted net income per share	$0.01	$0.06	$0.11	$0.16

Weighted average shares outstanding — basic	27,066	26,624	26,995	26,587

Weighted average shares outstanding — diluted	27,094	26,732	27,062	26,687

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2011	2010
Operating Activities
Net income	$3,025	$4,254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18,299	14,030
Amortization of deferred financing charges	352	330
Amortization of deferred lease costs, net	1,710	1,005
Deferred income	(2,669)	(3,034)
Deferred income taxes	(2,493)	4,221
Equity in losses(earnings) of unconsolidated joint ventures	760	331
Gain on settlement of debt	—	(684)
Gain on disposition of assets, net	(171)	—
Provision for bad debts	287	174
Stock based compensation expense	1,497	919
Changes in operating assets and liabilities:
Accounts receivable	(1,036)	(611)
Accounts receivable from affiliates	203	(487)
Property tax and insurance deposits	(336)	(2,584)
Prepaid expenses and other	(1,172)	(931)
Other assets	(6,548)	(2,670)
Accounts payable	660	(86)
Accrued expenses	2,961	3,838
Federal and state income taxes receivable	(1,476)	(2,469)
Customer deposits	231	4

Net cash provided by operating activities	14,084	15,550
Investing Activities
Capital expenditures	(10,472)	(8,447)
Cash paid for acquisitions	(83,450)	(2,000)
Proceeds from Spring Meadows Transaction	15,844	—
Contributions to joint ventures	(801)	—
Distributions from joint ventures	1,442	5,165

Net cash used in investing activities	(77,437)	(5,282)
Financing Activities
Increase in restricted cash	(2,768)	(4,167)
Proceeds from notes payable	64,202	3,591
Repayments of notes payable	(6,737)	(10,154)
Lease incentive from Signature Transaction	—	2,000
Increase in capital lease obligations	—	240
Cash payments for capital lease obligations	(137)	(22)
Deferred financing charges paid	(968)	—
Cash proceeds from the issuance of common stock	505	359
Excess tax benefits on stock options exercised	291	161

Net cash provided by(used in) financing activities	54,388	(7,992)

(Decrease)Increase in cash and cash equivalents	(8,965)	2,276
Cash and cash equivalents at beginning of period	31,248	28,972

Cash and cash equivalents at end of period	$22,283	$31,248

Supplemental Disclosures
Cash paid during the period for:
Interest	$11,266	$10,949

Income taxes	$6,810	$2,328

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Capital Senior Living Corporation

Supplemental Information

	Communities		Resident Capacity		Units
	Q4 11	Q4 10	Q4 11	Q4 10	Q4 11	Q4 10
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	32	25	4,832	4,052	4,051	3,501
Leased	49	45	6,318	5,514	5,050	4,377
Joint Venture communities (equity method)	3	7	674	1,434	433	1,061

Total	84	77	11,824	11,000	9,534	8,939
Independent living			6,832	6,622	5,671	5,515
Assisted living			4,277	3,663	3,245	2,806
Continuing Care Retirement Communities			715	715	618	618

Total			11,824	11,000	9,534	8,939
II. Percentage of Operating Portfolio
Consolidated communities
Owned	38.1%	32.5%	40.9%	36.9%	42.5%	39.2%
Leased	58.3%	58.4%	53.4%	50.1%	53.0%	49.0%
Joint venture communities (equity method)	3.6%	9.1%	5.7%	13.0%	4.5%	11.8%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Independent living			57.8%	60.2%	59.5%	61.7%
Assisted living			36.2%	33.3%	34.0%	31.4%
Continuing Care Retirement Communities			6.0%	6.5%	6.5%	6.9%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information

	Q4 11	Q4 10
Selected Operating Results
I. Owned communities
Number of communities	32	25
Resident capacity	4,832	4,052
Unit capacity	4,051	3,501
Financial occupancy (1)	88.3%	84.7%
Revenue (in millions)	26.7	20.6
Operating expenses (in millions) (2)	14.8	11.5
Operating margin	45%	44%
Average monthly rent	2,451	2,319
II. Leased communities
Number of communities	49	45
Resident capacity	6,318	5,514
Unit capacity	5,050	4,377
Financial occupancy (1)	83.5%	85.4%
Revenue (in millions)	43.0	36.0
Operating expenses (in millions) (2)	23.0	19.2
Operating margin	47%	47%
Average monthly rent	3,288	3,088
III. Consolidated communities
Number of communities	81	70
Resident capacity	11,150	9,566
Unit capacity	9,101	7,878
Financial occupancy (1)	85.6%	85.1%
Revenue (in millions)	69.7	56.6
Operating expenses (in millions) (2)	37.8	30.7
Operating margin	46%	46%
Average monthly rent	2,908	2,756
IV. Communities under management
Number of communities	84	77
Resident capacity	11,824	11,000
Unit capacity	9,534	8,939
Financial occupancy (1)	84.7%	83.0%
Revenue (in millions)	72.6	64.9
Operating expenses (in millions) (2)	39.7	35.3
Operating margin	45%	46%
Average monthly rent	2,924	2,852
V. Same Store communities under management
(excludes 1 community with a conversion and 3 communities in lease up)
Number of communities	73	73
Resident capacity	10,144	10,144
Unit capacity	8,365	8,365
Financial occupancy (1)	85.4%	84.9%
Revenue (in millions)	63.6	61.8
Operating expenses (in millions) (2)	34.1	33.1
Operating margin	46%	46%
Average monthly rent	2,913	2,848
VI. General and Administrative expenses as a percent of Total Revenues under Management
Fourth Quarter (3)	4.3%	3.9%
Fiscal Year (3)	4.4%	4.8%
VII. Consolidated Mortgage Debt Information (in thousands, except for interest rates)
(excludes insurance premium and auto financing)
Total fixed rate debt	229,263	173,965
Weighted average interest rate	5.8%	6.0%

(1)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(2)	Excludes management fees, insurance and property taxes.
(3)	Excludes transaction costs incurred by the Company.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Adjusted EBITDAR
Net income from operations	$4,374	$5,975	$17,911	$18,515
Depreciation and amortization expense	6,383	3,543	18,299	14,030
Stock-based compensation expense	477	136	1,497	919
Facility lease expense	13,466	11,036	52,233	34,253
Provision for bad debts	70	35	287	174
Casualty losses	112	99	711	260
Transaction costs	546	82	1,390	451

Adjusted EBITDAR	$25,428	$20,906	$92,328	$68,602

Adjusted EBITDAR Margin
Adjusted EBITDAR	$25,428	$20,906	$92,328	$68,602
Total revenues	71,152	59,908	263,502	211,929

Adjusted EBITDAR margin	35.7%	34.9%	35.0%	32.4%

Adjusted net income and net income per share
Net income	$346	$1,590	$3,025	$4,254
Casualty losses, net of tax	71	62	448	164
Transaction costs, net of tax	344	52	876	284
Resident lease amortization, net of tax	1,268	301	2,636	389
Loss(Gain) on disposition of assets, net of tax	6	—	(108)	—
Gain on settlement of debt, net of tax	—	—	—	(431)

Adjusted net income	$2,035	$2,005	$6,877	$4,660

Adjusted net income per share	$0.08	$0.08	$0.25	$0.17

Diluted shares outstanding	27,094	26,732	27,062	26,687
Adjusted CFFO and Adjusted CFFO per share
Net cash provided by operating activities	$1,913	$2,067	$14,084	$15,550
Changes in operating assets and liabilities	6,980	4,080	6,513	5,996
Recurring capital expenditures	(792)	(664)	(2,964)	(2,331)
Casualty losses, net of tax	71	62	448	164
Transaction costs, net of tax	344	52	876	284
Tax impact of Spring Meadows Transaction	(106)	—	6,142	—
Tax impact from amended returns	—	—	—	(2,536)

Adjusted CFFO	$8,410	$5,597	$25,099	$17,127

Adjusted CFFO per share	$0.31	$0.21	$0.93	$0.64

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